EXHIBIT 99.1

For Immediate Release
Media Contact: Melissa Hurney 703.312.1827 or mhurney@fbr.com
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Investor Contact:  Kurt R. Harrington 703.312.9647 or kharrington@fbr.com
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                    Friedman, Billings, Ramsey Group Reports
                           Third Quarter 2001 Results

             Net Loss of $22.4 Million or $(0.49) Per Share Reported


ARLINGTON, Va., October 25, 2001 - Friedman, Billings, Ramsey Group, Inc. (NYSE:
FBR) today reported a net loss of $22.4 million, or $(0.49) (diluted) per share, for the quarter ended September 30, 2001, versus net income of $5.0 million, or $0.10 (diluted) per share, for the same quarter last year. Revenues were $21.8 million for the third quarter, compared with $44.7 million for the same quarter a year ago.

For the first nine months of the year, FBR reported a net loss of $(0.49) (diluted) per share on revenues of $99.4 million, versus earnings of $0.33 (diluted) per share on revenues of $154.5 million for the same period in 2000. Revenues in 2000 included $58.9 million of incentive and investment revenues primarily related to technology venture capital.

"While FBR's core operating platform remains strong, our results, in common with others in our industry, reflect general market conditions in the third quarter, particularly in the last three weeks of September," Chairman and Co-Chief Executive Officer Emanuel J. Friedman said. "Third quarter results reflect significant mark-downs in investments. In addition, costs associated with the build-out of personnel, and software write-offs associated with fbr.com, contributed to the loss," he added.

Approximately $17.0 million of the reported loss for the quarter is considered unrelated to the core ongoing operating business, as follows: $9.5 million in investment and incentive write-downs, primarily in technology; $3.8 million in fbr.com primarily related to software write-offs; $1.7 million in FBR International primarily related to the expansion in London; and approximately $2.0 million in miscellaneous items, such as recruiting costs.

In its capital markets business, FBR reported investment banking revenue for the quarter of $11.1 million, down from $13.6 million in the third quarter of 2000. The Company reported quarterly institutional brokerage revenue of $10.4 million, essentially flat versus the third quarter of 2000, net of trading gains or losses.

In its asset management business, the Company reported fee revenue from base management and administration fees of $5.8 million for the quarter versus $2.5 million in the third quarter of 2000.

Vice Chairman and Co-Chief Executive Officer Eric F. Billings said, "The non-core items reported in the quarter should not obscure the growing strength of our operating capital markets and asset management businesses, where the addition of key people and the focus on specific verticals continue to place the firm in a better and better position to win business."

During the third quarter, the Company managed seven underwritings, three as lead-manager and four as co-manager, and one private placement, for a total transaction value in excess of half a billion dollars. Among the third quarter transactions was a $103.5 million lead-managed follow-on offering for FBR Asset Investment Corporation, which now has total equity of $191.3 million, assets of $1.3 billion and yesterday announced earnings of $0.88 per share for the third quarter. FBR Group owns 24.6% of FBR Asset, holds options to purchase an additional 9.3%, and generates base and incentive fees from the management of that vehicle.

Also significant to the Company's asset management business during the third quarter was the successful sale of Future Financial Corporation to a Citicorp subsidiary. Future Financial was one of FBR's first private equity investments and the holding company of Future Mortgages in England. FBR created Future Mortgages in 1996.

The Company also announced that it has implemented a program to reduce fixed costs by a targeted 20% of the third quarter run-rate. Cost reductions will be achieved while preserving the enhancements that resulted from the build-out. "The combination of these measures with the improvements that we are seeing in secondary volumes and potential investment banking transactions across all of our verticals, plus the ongoing reallocation of our equity into less volatile assets, leads us to expect increased levels of profitability going forward," Mr. Billings said.

FBR had 45.5 million common shares outstanding, shareholders' equity of $173.7 million (net of loans of $22.0 million associated with employee stock purchases), and book value per share of $3.82 as of September 30, 2001. Total assets as of September 30, 2001, were $230.9 million, including cash and liquid assets of more than $50.0 million.

     Investors  who  want to  listen  to the  Company's  9 a.m.  (Eastern  Time)
conference      call      may      do     so      via      the      web      at:
http://dmg.activate.com/dmgi.dll?3589&a17c. Replays of the webcast will be available afterward.
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     Friedman,  Billings,  Ramsey Group, Inc. (NYSE: FBR) is a financial holding company for businesses that provide investment banking, institutional brokerage, specialized asset management, and banking products and services. FBR provides capital and financial expertise throughout a company's lifecycle and affords investors access to a range of proprietary financial products and services. Headquartered in the Washington metropolitan area, FBR has offices in Arlington, Va., Atlanta, Bethesda, Md., Boston, Charlotte, Cleveland, Dallas, Irvine, Ca., New York City, Portland, Seattle, London, and Vienna. Bank products and services are offered by FBR National Bank & Trust, member FDIC and an Equal Housing Lender. For more information, see www.fbr.com.
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         Statements concerning future performance, developments, or events, expectations or plans and objectives for future operations or for growth and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to competition among venture capital firms and the high degree of risk associated with venture capital investments, the effect of demand for public offerings and advisory services, activity in the secondary securities markets, available technologies, competition for business and personnel, and general economic, political and market conditions.


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